Exhibit 4.30
FIRST INTERSTATE BANCSYSTEM, INC.
EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED
SECTION 1. PURPOSE
     The purpose of the First Interstate BancSystem, Inc. Employee Stock Purchase Plan (the “Plan”) is to further the growth and development of First Interstate BancSystem, Inc., a Montana corporation (the “Company”), by affording an opportunity for stock ownership to selected persons, including the Savings and Profit Sharing Plan Trustee (as defined below).
SECTION 2. DEFINITIONS
     Unless otherwise indicated, the following terms when used herein shall have the following meanings:
     a. “Affiliate” shall mean, with respect to any person or entity, a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.
     b. “Board of Directors” shall mean the Board of Directors of the Company.
     c. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     d. “Committee” shall have the meaning set forth in Section 4.1 hereof.
     e. “Common Stock” shall mean the Company’s no par value common stock, and any share or shares of the Company’s capital stock hereafter issued or issuable in substitution for such shares.
     f. “Director” shall mean a member of the Board of Directors, a member of the board of directors of any bank Subsidiary of the Company, and advisory directors of the Company or any such Subsidiary.
     g. “Offer Letter” shall have the meaning set forth in Section 7.2 hereof.
     h. “Offering Period” shall have the meaning set forth in Section 7.6 hereof.
     i. “Participant” shall mean any person, including the Savings Plan Trustee, who is granted a right to purchase Common Stock under the Plan; provided however, that such person shall be considered a Participant only during a particular Offering Period, if and when designated by the Board of Directors or Committee and will not be considered a Participant in prior or subsequent Offering Periods unless designated as such by the Board of Directors or Committee. “Participant” shall also mean the personal representative of a Participant and any other person who acquires the right to purchase Common Stock by bequest or inheritance.
     j. “Purchase Price” shall mean the Fair Market Value of the Common Stock as of the first day of an Offering Period.
     k. “Fair Market Value” shall have the meaning set forth in Section 7.5 hereof.
     l. “Savings Plan Trustee” shall mean the person or entity acting as trustee from time to time of the Company’s Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., 2006 Restatement.
     m. “Stock Sale” shall mean a sale of the Common Stock made by the Company or certain Affiliates as determined by the Board of Directors or the Committee from time to time and in accordance with the terms hereof.
     n. “Subsidiary” shall mean a subsidiary corporation of the Company as defined in Section 424(f) of the Code.
SECTION 3. EFFECTIVE DATE
     The effective date of the Plan is May 1, 1998.
SECTION 4. ADMINISTRATION
     4.1 Administration. The Plan shall be administered by the Board of Directors or a committee appointed by and serving at the pleasure of the Board of Directors, consisting of not less than two Directors (the “Committee”). Subject to the foregoing, the number of Directors comprising the Committee shall be determined from time to time by the Board of Directors and may include the total number of Directors serving on the Board of Directors. Unless otherwise adopted by resolution of the Board of Directors, the initial Committee shall consist of all members of the Board of Directors. The Board of Directors may from time to time remove members from or add members to the Committee, and vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. If the Common Stock becomes registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Committee shall be composed of Directors satisfying any applicable requirements of Rule 16b-3 so as to take advantage of the maximum exemption thereunder.
     4.2 Committee Meetings and Actions. If appointed, the Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including the Company, its Subsidiaries, its shareholders, and all persons having any interest in Common Stock which may be or has been sold pursuant to the Plan.
     4.3 Powers of Committee. The Committee shall have the full and exclusive right to administer Stock Sales and to determine the terms and conditions of all such Stock Sales under the Plan and to prescribe, amend and rescind rules and regulations for administration of the Plan. The Committee shall also select those Directors, officers, employees or other persons who will be eligible to purchase Common Stock in any Stock Sale, and shall determine the amounts of Common Stock which each such Participant may purchase in any given Stock Sale, or in the aggregate. In administering Stock Sales, the Committee shall take into consideration the contribution the Participant has made or may make to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine.
     4.4 Interpretation of Plan. The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its Subsidiaries, its shareholders, and all Participants.
     4.5 Indemnification. Each person who is or shall have been a member of the Committee or of the Board of Directors shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
SECTION 5. STOCK SUBJECT TO THE PLAN
     5.1 Number. The aggregate number of shares of Common Stock which may be sold pursuant to Stock Sales hereunder shall be as determined from time to time by the Board of Directors or the Committee.
     5.2 Unused Stock. If any shares of Common Stock made available for sale pursuant to a Stock Sale shall not be sold during an Offering Period, such unused shares of Common Stock shall not continue to be available under the Plan unless and until the Board of Directors or the Committee shall establish a new Offering Period with respect to a new Stock Sale.

     5.3 Adjustment for Change in Outstanding Shares. If there is any change, increase or decrease, in the outstanding shares of Common Stock which is effected without receipt of additional consideration by the Company, by reason of a stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar circumstances during an Offering Period, then in each such event, appropriate adjustments with respect to the aggregate number of shares of Common Stock available under the Plan for such Offering Period and the Purchase Price related thereto shall be deemed to be made in order to prevent the dilution or enlargement of any Participant’s right to purchase a certain number of shares of Common Stock. In connection with such adjustment or adjustments, fractional shares shall be rounded to the nearest whole share. Any Committee determination confirming or approving any adjustments shall be final and conclusive.
SECTION 6. ELIGIBILITY
     All full-time and part-time employees of the Company and its Subsidiaries, all Directors, the Savings Plan Trustee and other persons may be eligible, if, as and when determined by the Board of Directors or the Committee from time to time, in their sole discretion, to purchase shares of Common Stock pursuant to a Stock Sale.
SECTION 7. STOCK SALES
     7.1 Stock Sales. The Board of Directors or Committee may from time to time, in their sole discretion, determine which of the eligible persons identified in Section 6 hereof shall be eligible to purchase shares of Common Stock in a Stock Sale and shall also determine the terms and conditions of such Stock Sale, including, without limitation, the Purchase Price, the Offering Period and the number of shares of Common Stock to be offered in connection therewith.
     7.2 Offer Letter. Upon the Committee making a determination to sell Common Stock pursuant to a Stock Sale hereunder in accordance with the provisions of this Section 7, the Committee shall authorize and have sent to each Participant, an offer letter (“Offer Letter”) setting forth the terms and conditions upon which Common Stock may be purchased by a Participant. Such Offer Letter will include, without limitation, the number of shares to be sold in the Stock Sale; the number of shares which may be purchased by a Participant, if a limit is established with respect to such Participant; the Purchase Price per share of the Common Stock sold; the Offering Period; instructions for acceptance and payment; the method for adjusting the number of shares which may be purchased by each Participant wishing to participate in such Stock Sale, in the event of an over-subscription of shares; and any other items determined by the Committee.
     7.3 Shareholder’s Agreement. Each Participant, other than the Savings Plan Trustee, who purchases Common Stock pursuant to a Stock Sale shall be required to execute a Shareholder’s Agreement (the “Shareholder’s Agreement”); provided, however, that the Board of Directors or Committee may waive this requirement in their discretion. In the absence of such a waiver, execution of the Shareholder’s Agreement shall be a condition precedent to the Company issuing certificates representing shares of Common Stock purchased hereunder.
     7.4 Purchase Price. The Purchase Price per share of Common Stock sold under the Plan shall be equal to the Fair Market Value of the Common Stock at the beginning of an Offering Period as determined in accordance with Section 7.5 hereof.
     7.5 Determination of Fair Market Value. The Fair Market Value shall be determined as follows: (i) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, fair market value shall be the mean between the high bid and the low asked prices for the Common Stock on the last market trading day prior to the date of determination; or (ii) in the absence of an established market for the Common Stock, fair market value shall be determined in good faith by the Board of Directors which may, in its sole discretion, utilize an independent third party to assist with the determination of the fair market value, which may take the form of a periodic appraisal of the fair market value of a share of Common Stock valued as a minority interest.
     7.6 Offering Period. Offers to sell Common Stock pursuant to a Stock Sale shall be effective only during a period of time as established by the Board of Directors or the Committee in their discretion (the “Offering Period”). Upon termination of an Offering Period, Common Stock may not be sold pursuant hereto unless a new Offering Period is established hereunder with respect to a new Stock Sale.
     7.7 Manner of Acceptance. Subject to the limitations and conditions of the Plan or the Offer Letter, a Participant may accept the Company’s offer to sell Common Stock hereunder, in whole or in part, from time to time during the Offering Period, only by giving written notice of acceptance to the Secretary of the Company, which notice shall specify the number of shares of Common Stock to be purchased by the Participant and shall be accompanied by (1) payment in full to the Company of the Purchase Price of the shares to be purchased, plus (2) payment in full of such amount as the Company shall determine to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of such purchase, and (3) a Shareholder Agreement meeting the requirements of this Section 7 if requested by the Company. In the event the number of shares of Common Stock subscribed for in a Stock Sale exceeds the number of shares offered by the Company pursuant thereto, the number of shares which a Participant has indicated a desire to purchase will be adjusted on a pro rata basis by multiplying such number by a second number, the numerator of which is the number of shares subscribed for by such Participant, and the denominator of which is the aggregate total number of shares subscribed for by all Participants in such Stock Sale.
     7.8 Payment of Purchase Price. Payment for shares and withholding taxes shall be made in the form of (1) cash, (2) a personal, certified or bank cashier’s check to the order of the Company, or (3) in any combination of the foregoing or in any other form or method approved by the Committee, in its sole discretion, consistent with applicable laws and regulations.
     7.9 Other Terms and Conditions. The Shareholder’s Agreement and the Offer Letter may contain such other provisions, which shall not be inconsistent with the Plan, as the Committee shall deem appropriate.
SECTION 8. NON-TRANSFERABILITY OF RIGHT TO PURCHASE
     Rights to purchase Common Stock granted pursuant to a Stock Sale and under the Plan are not transferable by the Participant except by will or by the laws of descent and distribution. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any such right contrary to the provisions hereof, shall immediately become void.
SECTION 9. ISSUANCE OF SHARES
     As soon as practicable after the Participant has given the Company written notice of his or her intent to purchase Common Stock pursuant to a Stock Sale, and after making payment and satisfying all other conditions of the Shareholder’s Agreement and the Offer Letter, the Company shall issue or transfer to the Participant the number of shares of Common Stock as to which the Participant has purchased and shall deliver to the Participant a certificate or certificates therefor, registered in the Participant’s name. In no event shall the Company be required to transfer fractional shares to the Participant. If the issuance or transfer of shares by the Company would for any reason, in the opinion of counsel for the Company, violate any applicable federal or state laws or regulations, the Company may delay issuance or transfer of such shares to the Participant until compliance with such laws can reasonably be obtained. In no event shall the Company be obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which the Company is a party with respect to the issuance of any such shares.
SECTION 10. AMENDMENTS
     The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper.
SECTION 11. TERM OF PLAN
     This Plan shall terminate on May 1, 2013; provided, however, that the Board of Directors may at any time prior thereto suspend or terminate the Plan.
SECTION 12. RIGHTS AS SHAREHOLDER
     A Participant shall have no rights as a shareholder of the Company with respect to any shares of Common Stock which are offered for sale under the Plan until the date of the issuance of the stock certificate for such shares.

SECTION 13. NO EMPLOYMENT RIGHTS
     Nothing contained in this Plan, an Offer Letter or in any Shareholder’s Agreement executed under the Plan shall confer upon any Participant any right with respect to the continuation of such Participant’s employment by the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary, subject to the terms of any separate written employment agreement to the contrary, at any time, for any or no reason, to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of any Stock Sale.
SECTION 14. GOVERNING LAW
     The Plan, and all purchases made under this Plan, shall be construed and shall take effect in accordance with the laws of the State of Montana, without regard to the conflicts of laws rules of such State.
     Amended and restated effective this 30th day of April, 2008.

First Interstate BancSystem, Inc.

By:	/s/ Terrill R. Moore

Title:	Executive Vice President and Chief Executive Officer